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                                                                    EXHIBIT 99.2



                      CONSENT OF WARBURG DILLON READ LLC


     We hereby consent to the use of Annex III containing our opinion letter dated February 16, 2000, to the Board of Directors of U.S. Home Corporation in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the merger of U.S. Home Corporation into a wholly-owned subsidiary of Lennar Corporation, and to the references to our firm in such Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                         WARBURG DILLON READ LLC



New York, New York
March 23, 2000